EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. on Form S-3 of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. as of December 31, 2021 and 2020 and for the years then ended, appearing in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP

Friedman LLP
Marlton, New Jersey
February 7, 2023